Exhibit 99.1

Contact: J. Mario Molina, M.D.
President and Chief Executive Officer
562-435-3666

MOLINA HEALTHCARE REPORTS
THIRD QUARTER RESULTS

Long Beach, California (November 3, 2004) — Molina Healthcare, Inc. (NYSE: MOH) today announced results for the third quarter and nine months ended September 30, 2004.

Net income for the third quarter ended September 30, 2004, was $16.4 million, or $0.59 per diluted share, compared with net income for the quarter ended September 30, 2003, of $11.7 million, or $0.46 per diluted share. Net income for the quarter ended September 30, 2004, includes a previously disclosed out-of-year tax benefit of a net $0.02 per diluted share. Net income per diluted share for the third quarter of 2004 was calculated based upon diluted shares outstanding of 27.8 million, as compared with the prior year’s 25.7 million diluted shares outstanding. The increase in diluted shares was principally the result of the Company’s equity offering in March 2004. Operating activities provided $24.8 million in cash for the quarter ended September 30, 2004.

Net income for the nine months ended September 30, 2004, was $39.5 million, or $1.45 per diluted share, compared with net income for the nine months ended September 30, 2003, of $30.7 million, or $1.42 per diluted share. Net income per diluted share for the nine months ended September 30, 2004, was calculated based upon diluted shares outstanding of 27.2 million, as compared with the prior year’s 21.6 million diluted shares outstanding. The increase in diluted shares outstanding between the nine month comparative periods was principally the result of the Company’s equity offerings in July 2003 and March 2004. Operating activities provided $48.8 million in cash for the nine months ended September 30, 2004.

Commenting on third quarter results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, stated, “Our third quarter results demonstrate our success at integrating our recent Washington and New Mexico acquisitions. The membership acquired by our Washington HMO has been fully integrated, while the integration of the New Mexico acquisition continues according to schedule.”

Financial Results — Comparison of Quarters Ended September 30, 2004 and 2003

Premium revenue for the third quarter of 2004 were $328.8 million, representing an increase of $132.1 million (67.2%) over 2003 premium revenue of $196.7 million.

Membership growth and higher premium rates contributed $89.2 million and $42.9 million in increased premium revenue, respectively, during the third quarter of 2004. Effective June 1, 2004, the Company’s Washington HMO added approximately 56,000 members as a result of its acquisition of the Healthy Options (Medicaid) and Basic Health Plan contracts of Premera Blue Cross. Effective July 1, 2004, the Company closed on its purchase of the parent company of Cimarron Health Plan, Inc. of New Mexico, adding 66,000 members.

Medical care costs as a percentage of premium and other operating revenue (the medical care ratio) increased to 83.9% in the third quarter of 2004 from 82.1% in the third quarter of 2003. Medical care costs increased in absolute terms to $276.5 million in the third quarter of 2004 from $161.7 million in the third quarter of 2003.

The increase in the medical care ratio was primarily a result of higher specialty and pharmacy costs in Michigan and the acquisition in New Mexico, which, as expected, has increased the Company’s consolidated medical care ratio. Effective October 1, 2004, the Company’s Michigan HMO received a blended premium rate increase of between 10% and 13% applicable to all of its membership, including that to be transitioned from the Wellness Plan. This premium rate increase is expected to reduce the medical care ratio of the Michigan HMO.

Salary, general and administrative expenses were $26.6 million for the third quarter of 2004, representing 8.1% of operating revenue, as compared with $16.6 million, or 8.4% of total operating revenue, for the third quarter of 2003. Excluding premium taxes, SG&A expenses decreased to 5.9% of operating revenue in the third quarter of 2004, as compared with 7.0% in the third quarter of 2003.

Financial Results — Comparison of Nine Months Ended September 30, 2004 and 2003

Premium revenue for the nine months ended September 30, 2004, were $794.1 million, representing an increase of $212.6 million (36.6%) over premium revenue for the nine months ended September 30, 2003, of $581.5 million.

Membership growth and higher premium rates contributed $150.6 million and $62.0 million in increased premium revenue, respectively, during the nine months ended September 30, 2004. As noted above, the Company added substantial membership in Washington and New Mexico on June 1 and July 1, respectively.

The medical care ratio increased to 84.0% in the nine months ended September 30, 2004, from 83.1% in the same nine-month period of 2003. Medical care costs increased in absolute terms to $669.8 million in the nine months ended September 30, 2004, from $485.1 million in the same period of 2003. The increase in the medical care ratio was primarily a result of higher specialty and pharmacy costs in Michigan.

Salary, general and administrative expenses were $62.9 million for the nine months ended September 30, 2004, representing 7.9% of operating revenue, as compared with $46.7 million, or 8.0% of total operating revenue, for the nine months ended September 30, 2003. Excluding premium taxes, SG&A expenses decreased to 6.1% of operating revenue for the nine months ended September 30, 2004, as compared with 6.9% in the same nine-month period of 2003. Income Taxes

Income tax expense for the quarter ended September 30, 2004 was reduced by approximately $930,000 due to California Economic Development Credits realized in 2004 that were related to prior periods. The Company is recovering these credits through amended state tax returns. Net of consulting fees paid in connection with this matter of $430,000 (or $268,750 after tax), the after tax benefit to the Company of the prior year tax credits was approximately $0.02 per diluted share for the quarter ended September 30, 2004. The net after tax benefit to the Company of out of period tax credits during the third quarter of 2003 was approximately $0.03 per diluted share.

Acquisition Update

Effective October 1, 2004, the Company transitioned approximately 73,000 members from the Wellness Plan of Michigan into its Michigan HMO. The addition of these members increased membership of Molina Healthcare of Michigan to approximately 161,000 as of October 1, 2004.

Cash Flow

Operating activities provided $24.8 million in cash for the quarter ended September 30, 2004. Between June 30, 2004 and September 30, 2004 medical claims and benefits payable at the Company’s Washington HMO increased by $6.2 million. Sequentially, the Company’s consolidated days in claims payable fell to 50 days at September 30, 2004 from 51 days at June 30, 2004. Excluding the New Mexico HMO, consolidated days in claims payable increased to 53 days at September 30, 2004 from 51 days at June 30, 2004.

Net cash provided by operating activities for the nine months ended September 30, 2004, was $48.8 million, compared with $17.3 million for the nine months ended September 30, 2003.

At September 30, 2004, the Company had consolidated cash and investments of approximately $296.1 million.

Membership

The following table details the Company’s membership by state at September 30, 2004 and 2003:

	2004	2003	% Increase (Decrease)
Michigan	89,000	47,000	89.4%
Washington	264,000	181,000	45.9%
California	249,000	256,000	(2.7)%
Utah	53,000	46,000	15.2%
New Mexico	65,000	NA	NA

Total	720,000	530,000	35.9%

The following table details member months (defined as the aggregation of each month’s membership for the period) by state for the quarter and nine months ended September 30, 2004 and 2003:

	Quarter Ended September 30,		% Increase (Decrease)
	2004	2003
Michigan	270,000	132,000	104.6%
Washington	794,000	535,000	48.5%
California	738,000	771,000	(4.3)%
Utah	157,000	132,000	18.9%
New Mexico	196,000	NA	NA

Total	2,155,000	1,570,000	37.3%

	Nine Months Ended September 30,		% Increase (Decrease)
	2004	2003
Michigan	793,000	343,000	131.2%
Washington	2,063,000	1,596,000	29.3%
California	2,242,000	2,299,000	(2.5)%
Utah	428,000	399,000	7.3%
New Mexico	196,000	NA	NA

Total	5,722,000	4,637,000	23.4%

These tables do not include approximately 73,000 Wellness Plan members transferred to the Company’s Michigan HMO on October 1, 2004.

Guidance

The Company is issuing the following guidance:

For the fourth quarter of 2004 earnings per diluted share are expected to be in the range of $0.56 to $0.58.

For calendar year 2005 we expect:

Earnings per diluted share	$2.40–$2.45
Net income from continuing operations (in millions)	$67.0–$69.0
Premium revenue from continuing operations (in billions)	$1.57–$1.59
Medical care costs as a percentage of premium
and other operating revenue	84.2%–84.4%
Administrative expenses (including premium taxes)
as a percentage of total revenue	8.2%–8.4%

Guidance for 2005 assumes an effective tax rate of 37.5%, which does not take into account any favorable state tax credits, if any, that the Company will receive from prior periods during 2005. The 2005 guidance does not reflect the potential impact, if any, of changes in the Company’s methodology for recording stock-based employee compensation expense that may be required by new accounting pronouncements. Management expects weighted average dilutive shares outstanding of 28.2 million for the year ending December 31, 2005.

Conference Call

The live broadcast of Molina Healthcare’s conference call will begin at 5:00 p.m. Eastern Time, November 3, 2004. The number to call for this interactive conference call is 212-271-4594. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.molinahealthcare.com or at www.fulldisclosure.com.

Molina Healthcare, Inc. is a rapidly growing, multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. The Company currently operates health plans in California, Washington, Michigan, Utah, and New Mexico.

This press release contains “forward-looking statements” identified by words such as “will,” “expects,” “believes,” “anticipates,” “plans,” “projects,” “estimates,” “intends,” “assumes,” and similar words and expressions. In addition, any statements that refer to earnings guidance, expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. Except for the historical information contained in this release, all of the Company’s forward-looking statements are based on current expectations and assumptions that are subject to numerous risks and uncertainties. Actual results could differ materially because of factors such as: the Company’s ability to successfully integrate its acquisitions, the Company’s third-party contracts, the Company’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations or the interpretation thereof, the implementation of announced rate increases, reduction in provider payments by governmental payors, disasters, and other risks and uncertainties as detailed in the Company’s reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

MOLINA HEALTHCARE, INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except for per share data and operating statistics)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Premium revenue	$ 328,781	$ 196,653	$ 794,104	$ 581,549
Other operating revenue	946	400	2,932	1,932
Investment income	1,080	473	2,855	1,135

Total operating revenue	330,807	197,526	799,891	584,616

Expenses:
Medical care costs:
Medical services	57,384	54,022	159,663	161,325
Hospital and
specialty services	186,336	91,624	429,089	274,365
Pharmacy	32,798	16,090	81,031	49,371

Total medical
care costs	276,518	161,736	669,783	485,061
Salary, general and
administrative expenses	26,642	16,599	62,942	46,730
Depreciation and
amortization	2,558	1,598	5,891	4,289

Total expenses	305,718	179,933	738,616	536,080

Operating income	25,089	17,593	61,275	48,536

Other income (expense):
Interest expense	(280)	(398)	(793)	(1,150)
Other income (1)	1	32	1,144	106

Total other income
(expense)	(279)	(366)	351	(1,044)

Income before
income taxes	24,810	17,227	61,626	47,492
Provision for
income taxes	8,371	5,503	22,139	16,841

Net income	$ 16,439	$ 11,724	$ 39,487	$ 30,651

Net income per share:
Basic$	$ 0.60	$ 0.46	$ 1.47	$ 1.45

Diluted	$ 0.59	$ 0.46	$ 1.45	$ 1.42

Weighted average number
of common shares and
potential dilutive
common shares
outstanding	27,801,000	25,740,000	27,154,000	21,592,000

Operating Statistics:
Medical care ratio (2)	83.9%	82.1%	84.0%	83.1%

Salary, general and
administrative expense
ratio (3) excluding
premium taxes	5.9%	7.0%	6.1%	6.9%
Premium taxes included
in salary, general and
administrative expenses	2.2%	1.4%	1.8%	1.1%

Total salary, general
and administrative
expense ratio	8.1%	8.4%	7.9%	8.0%

Members (4)	720,000	530,000
Days in claims payable	50	57

(1)	For the nine months ended September 30, 2004, includes $1.162 million in income arising from the termination in the first quarter of 2003 of a split dollar life insurance arrangement between the Company and a related party.

(2)	Medical care ratio represents medical care costs as a percentage of premium and other operating revenue.

(3)	Salary, general and administrative expense ratio represents such expenses as a percentage of total operating revenue.

(4)	Number of members at end of period.

MOLINA HEALTHCARE, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	Sept. 30, 2004	Dec. 31, 2003
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$219,387	$141,850
Investments	76,745	98,822
Receivables	65,260	53,689
Deferred income taxes	3,423	2,442
Prepaid and other current assets	8,115	5,254

Total current assets	372,930	302,057
Property and equipment, net	21,134	18,380
Goodwill and intangible assets, net	80,341	12,284
Restricted investments	9,815	2,000
Deferred income taxes	—	1,996
Advances to related parties and other assets	4,257	7,868

Total assets	$488,477	$344,585

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$137,316	$105,540
Accounts payable and accrued liabilities	21,044	11,419
Net liability for commercial membership sale	2,240	—
Income taxes payable	7,718	2,882

Total current liabilities	168,318	119,841
Deferred income taxes	3,448	—
Other long-term liabilities	4,086	3,422

Total liabilities	175,852	123,263

Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000
shares authorized; issued and outstanding:
27,515,567 shares at September 30, 2004
and 25,373,785 shares at December 31, 2003	28	25
Preferred stock, $0.001 par value; 20,000,000
shares authorized, no shares issued
and outstanding	—	—
Additional paid-in capital	155,864	103,854
Accumulated other comprehensive income (loss)	(143)	54
Retained earnings	177,266	137,779
Treasury stock (1,201,174 shares, at cost)	(20,390)	(20,390)

Total stockholders’ equity	312,625	221,322

Total liabilities and stockholders’ equity	$488,477	$344,585

MOLINA HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Operating activities
Net income	$39,487	$30,651
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	5,891	4,289
Amortization of capitalized
credit facility fees	471	367
Deferred income taxes	356	605
Stock-based compensation	52	1,236
Changes in operating assets and liabilities,
net of assets acquired and liabilities
assumed in purchase transactions:
Receivables	(3,076)	(20,494)
Prepaid and other current assets	(1,858)	(7,993)
Medical claims and benefits payable	2,224	6,551
Deferred revenue	(687)	—
Accounts payable and accrued liabilities	3,631	1,331
Income taxes payable (receivable)	2,311	777

Net cash provided by operating activities	48,802	17,320

Investing activities
Purchases of equipment	(4,703)	(6,082)
Purchases of investments	(408,219)	(81,226)
Dispositions and maturities of investments	429,981	19,000
Cash paid in purchase transactions, net of cash
acquired and received in related dispositions	(34,869)	(1,346)
Increase in restricted cash	(30)	—
Other long-term liabilities	147	(105)
Advances to related parties and other assets	3,140	(44)

Net cash used in investing activities	(14,553)	(69,803)

Financing activities
Issuance of common stock	47,282	119,625
Proceeds from exercise of stock options
and employee stock purchases	1,825	(1,887)
Repayment of mortgage note	—	(3,350)
Repayment of bank debt	(5,819)	—
Purchase and retirement of common stock	—	(19,610)
Purchase of treasury stock	—	(20,390)

Net cash provided by financing activities	43,288	74,388

Net increase in cash and cash equivalents	77,537	21,905
Cash and cash equivalents
at beginning of period	141,850	139,300

Cash and cash equivalents at end of period	$219,387	$161,205

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands)
(Unaudited)

The following table shows the components of the change in medical claims and benefits payable for the nine months ending September 30, 2004 and 2003:

	Nine Months Ended September 30,
	2004	2003
Balances at beginning of period	$105,540	$90,811
Components of medical care costs related to:
Current year	676,118	495,507
Prior years	(6,335)	(10,446)

Total medical care costs	669,783	485,061
Payments for medical care costs related to:
Current year	548,788	409,293
Prior years	89,219	69,217

Total paid	638,007	478,510

Balances at end of period	$137,316	$97,362

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